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                                                             Exhibit - (m)(3)(i)

(ING FUNDS LOGO)



January 1, 2005


ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258


Re: Waiver of Fee Payable under Service and Distribution Plan for the Class A Shares


Ladies and Gentlemen:

     By this letter dated January 1, 2005, we have agreed to waive the distribution fee payable to us under the Service and Distribution Plan for Class A Shares of ING Convertible Fund and ING Equity and Bond Fund (the "Funds"), each a series of ING Equity Trust (the "Plan"), of 0.10% of the average daily net assets attributable to Class A Shares of the Funds for the period from January 1, 2005 through and including December 31, 2005.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.



                                                  Sincerely,

                                                  /s/ Michael J. Roland
                                                  ------------------------
                                                  Michael J. Roland
                                                  Executive Vice President



Agreed and Accepted:
ING Equity Trust
(on behalf of the Funds)


By: /s/ Robert S. Naka
    ------------------------------
     Robert S. Naka
     Senior Vice President




7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000    ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034        Fax: 480-477-2744
                                 www.ingfunds.com